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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 SCHEDULE 13D

                 Under the Securities Exchange Act of 1934
                                  (Initial)*

                            OPTA FOOD INGREDIENTS, INC.
-------------------------------------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
-------------------------------------------------------------------------------
                          (Title of Class of Securities)

                                    68381N105
-------------------------------------------------------------------------------
                                 (CUSIP Number)

         PAUL H STEPHENS: ROBERTSON, STEPHENS & COMPANY, INCORPORATED
          555 CALIFORNIA STREET, SUITE 2600, SAN FRANCISCO, CA 94104
                                 (415) 781-9700
-------------------------------------------------------------------------------
           (Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

                               SEPTEMBER 17, 1997
-------------------------------------------------------------------------------
            (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box / /.

Check the following box if a fee is being paid with the statement / /. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class. (See Rule 13d-7.)

NOTE: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the act but shall be subject to all other provisions of the Act (however, see the Notes).

-------------------------------------------------------------------------------
                                  SCHEDULE 13D
-------------------------------------------------------------------------------
          CUSIP No. 68381N105                 Page 4 of 19 Pages
-------------------------------------------------------------------------------
 (1) NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Robertson, Stephens & Company Investment Management, L.P.
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                             (a)  / /

                             (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC USE ONLY

-------------------------------------------------------------------------------
 (4) SOURCE OF FUNDS*
     OO (Working Capital of purchasing Funds)
-------------------------------------------------------------------------------
 (5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) OR 2(e)
                                 / /
-------------------------------------------------------------------------------
 (6) CITIZENSHIP OR PLACE OF ORGANIZATION
     UNITED STATES
-------------------------------------------------------------------------------
  NUMBER OF SHARES           (7)  SOLE VOTING POWER
                                  563,600
    BENEFICIALLY             --------------------------------------------------
                             (8)  SHARED VOTING POWER
       OWNED                      563,600 Includes shares held of record by
                                  The Robertson Stephens Orphan Fund, L.P.,
                                  of which Robertson, Stephens & Company, Inc.
                                  is General Partner.  Also includes shares
                                  held of record by Robertson, Stephens &
                                  Company Investment Management, L.P.
                                  Robertson, Stephens & Company, Inc. is
                                  General Partner of Robertson, Stephens &
                                  Company Investment Management, L.P. Also
                                  includes shares held of record by Robertson,
                                  Stephens & Co., LLC, a registered broker
                                  dealer, which makes a market in the issuer.
                             --------------------------------------------------
     BY EACH                 (9 ) SOLE DISPOSITIVE POWER
                                  563,600
    REPORTING                --------------------------------------------------
                             (10) SHARED DISPOSITIVE POWER
   PERSON WITH                    0
-------------------------------------------------------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     563,600
-------------------------------------------------------------------------------
(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                 / /
-------------------------------------------------------------------------------
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     5.1%
-------------------------------------------------------------------------------
(14) TYPE OF REPORTING PERSON*
     PN
-------------------------------------------------------------------------------
*SEE INSTRUCTIONS BEFORE FILLING OUT! INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE
SIGNATURE ATTESTATION

-------------------------------------------------------------------------------
                                  SCHEDULE 13D
-------------------------------------------------------------------------------
          CUSIP No. 68381N105                 Page 5 of 19 Pages
-------------------------------------------------------------------------------
 (1) NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Robertson, Stephens & Company, Inc.
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                             (a)  / /

                             (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC USE ONLY

-------------------------------------------------------------------------------
 (4) SOURCE OF FUNDS*
     OO (Working Capital of Purchasing Funds) See Item 2
-------------------------------------------------------------------------------
 (5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) OR 2(e)
                                 / /
-------------------------------------------------------------------------------
 (6) CITIZENSHIP OR PLACE OF ORGANIZATION
     UNITED STATES
-------------------------------------------------------------------------------
  NUMBER OF SHARES           (7)  SOLE VOTING POWER
                                  0
    BENEFICIALLY             --------------------------------------------------
                             (8)  SHARED VOTING POWER
       OWNED                      563,600 Includes shares held of record by
                                  The Robertson Stephens Orphan Fund, L.P.,
                                  of which Robertson, Stephens & Company, Inc.
                                  is General Partner.  Also includes shares
                                  held of record by Robertson, Stephens &
                                  Company Investment Management, L.P.
                                  Robertson, Stephens & Company, Inc. is
                                  General Partner of Robertson, Stephens &
                                  Company Investment Management, L.P. Also
                                  includes shares held of record by Robertson,
                                  Stephens & Co., LLC, a registered broker
                                  dealer, which makes a market in the issuer.
                             --------------------------------------------------
     BY EACH                 (9 ) SOLE DISPOSITIVE POWER
                                  0
    REPORTING                --------------------------------------------------
                             (10) SHARED DISPOSITIVE POWER
   PERSON WITH                    563,600
-------------------------------------------------------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     563,600
-------------------------------------------------------------------------------
(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                 / /
-------------------------------------------------------------------------------
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     5.1%
-------------------------------------------------------------------------------
(14) TYPE OF REPORTING PERSON*
     CO
-------------------------------------------------------------------------------
*SEE INSTRUCTIONS BEFORE FILLING OUT! INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE
SIGNATURE ATTESTATION

-------------------------------------------------------------------------------
                                  SCHEDULE 13D
-------------------------------------------------------------------------------
          CUSIP No. 68381N105                 Page 6 of 19 Pages
-------------------------------------------------------------------------------
 (1) NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Paul Stephens
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                             (a)  / /

                             (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC USE ONLY

-------------------------------------------------------------------------------
 (4) SOURCE OF FUNDS*
     WC
-------------------------------------------------------------------------------
 (5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) OR 2(e)
                                 / /
-------------------------------------------------------------------------------
 (6) CITIZENSHIP OR PLACE OF ORGANIZATION
     UNITED STATES
-------------------------------------------------------------------------------
  NUMBER OF SHARES           (7)  SOLE VOTING POWER
                                  2,000
    BENEFICIALLY             --------------------------------------------------
                             (8)  SHARED VOTING POWER
       OWNED                      563,600 Includes shares held of record by
                                  The Robertson Stephens Orphan Fund, L.P.,
                                  of which Robertson, Stephens & Company, Inc.
                                  is General Partner.  Also includes shares
                                  held of record by Robertson, Stephens &
                                  Company Investment Management, L.P.
                                  Robertson, Stephens & Company, Inc. is
                                  General Partner of Robertson, Stephens &
                                  Company Investment Management, L.P. Also
                                  includes shares held of record by Robertson,
                                  Stephens & Co., LLC, a registered broker
                                  dealer, which makes a market in the issuer.
                             --------------------------------------------------
     BY EACH                 (9 ) SOLE DISPOSITIVE POWER
                                  2,000
    REPORTING                --------------------------------------------------
                             (10) SHARED DISPOSITIVE POWER
   PERSON WITH                    563,600
-------------------------------------------------------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     565,600
-------------------------------------------------------------------------------
(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                 / /
-------------------------------------------------------------------------------
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     5.1%
-------------------------------------------------------------------------------
(14) TYPE OF REPORTING PERSON*
     IN
-------------------------------------------------------------------------------
*SEE INSTRUCTIONS BEFORE FILLING OUT! INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE
SIGNATURE ATTESTATION

-------------------------------------------------------------------------------
                                  SCHEDULE 13D
-------------------------------------------------------------------------------
          CUSIP No. 68381N105                 Page 7 of 19 Pages
-------------------------------------------------------------------------------
 (1) NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Sanford Robertson
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                             (a)  / /

                             (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC USE ONLY

-------------------------------------------------------------------------------
 (4) SOURCE OF FUNDS*
     OO (Working Capital of Purchasing Funds) See Item 2.
-------------------------------------------------------------------------------
 (5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) OR 2(e)
                                 / /
-------------------------------------------------------------------------------
 (6) CITIZENSHIP OR PLACE OF ORGANIZATION
     UNITED STATES
-------------------------------------------------------------------------------
  NUMBER OF SHARES           (7)  SOLE VOTING POWER
                                  7,892
    BENEFICIALLY             --------------------------------------------------
                             (8)  SHARED VOTING POWER
       OWNED                      563,600 Includes shares held of record by
                                  The Robertson Stephens Orphan Fund, L.P.,
                                  of which Robertson, Stephens & Company, Inc.
                                  is General Partner.  Also includes shares
                                  held of record by Robertson, Stephens &
                                  Company Investment Management, L.P.
                                  Robertson, Stephens & Company, Inc. is
                                  General Partner of Robertson, Stephens &
                                  Company Investment Management, L.P. Also
                                  includes shares held of record by Robertson,
                                  Stephens & Co., LLC, a registered broker
                                  dealer, which makes a market in the issuer.
                             --------------------------------------------------
     BY EACH                 (9 ) SOLE DISPOSITIVE POWER
                                  7,892
    REPORTING                --------------------------------------------------
                             (10) SHARED DISPOSITIVE POWER
   PERSON WITH                    563,600
-------------------------------------------------------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     571,492
-------------------------------------------------------------------------------
(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                 / /
-------------------------------------------------------------------------------
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     5.2%
-------------------------------------------------------------------------------
(14) TYPE OF REPORTING PERSON*
     IN
-------------------------------------------------------------------------------
*SEE INSTRUCTIONS BEFORE FILLING OUT! INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE
SIGNATURE ATTESTATION

-------------------------------------------------------------------------------
                                  SCHEDULE 13D
-------------------------------------------------------------------------------
          CUSIP No. 68381N105                 Page 8 of 19 Pages
-------------------------------------------------------------------------------
 (1) NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Michael G. McCaffery
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                             (a)  / /

                             (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC USE ONLY

-------------------------------------------------------------------------------
 (4) SOURCE OF FUNDS*
     OO (Working Capital of Purchasing Funds) See Item 2.
-------------------------------------------------------------------------------
 (5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) OR 2(e)
                                 / /
-------------------------------------------------------------------------------
 (6) CITIZENSHIP OR PLACE OF ORGANIZATION
     UNITED STATES
-------------------------------------------------------------------------------
  NUMBER OF SHARES           (7)  SOLE VOTING POWER
                                  3,156
    BENEFICIALLY             --------------------------------------------------
                             (8)  SHARED VOTING POWER
       OWNED                      563,600 Includes shares held of record by
                                  The Robertson Stephens Orphan Fund, L.P.,
                                  of which Robertson, Stephens & Company, Inc.
                                  is General Partner.  Also includes shares
                                  held of record by Robertson, Stephens &
                                  Company Investment Management, L.P.
                                  Robertson, Stephens & Company, Inc. is
                                  General Partner of Robertson, Stephens &
                                  Company Investment Management, L.P. Also
                                  includes shares held of record by Robertson,
                                  Stephens & Co., LLC, a registered broker
                                  dealer, which makes a market in the issuer.
                             --------------------------------------------------
     BY EACH                 (9 ) SOLE DISPOSITIVE POWER
                                  3,156
    REPORTING                --------------------------------------------------
                             (10) SHARED DISPOSITIVE POWER
   PERSON WITH                    563,600
-------------------------------------------------------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     566,756
-------------------------------------------------------------------------------
(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                 / /
-------------------------------------------------------------------------------
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     5.2%
-------------------------------------------------------------------------------
(14) TYPE OF REPORTING PERSON*
     IN
-------------------------------------------------------------------------------
*SEE INSTRUCTIONS BEFORE FILLING OUT! INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE
SIGNATURE ATTESTATION

-------------------------------------------------------------------------------
                                  SCHEDULE 13D
-------------------------------------------------------------------------------
          CUSIP No. 68381N105                 Page 9 of 19 Pages
-------------------------------------------------------------------------------
 (1) NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     G. Randy Hecht
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                             (a)  / /

                             (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC USE ONLY

-------------------------------------------------------------------------------
 (4) SOURCE OF FUNDS*
     OO (Working Capital of Purchasing Funds) See Item 2.
-------------------------------------------------------------------------------
 (5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) OR 2(e)
                                 / /
-------------------------------------------------------------------------------
 (6) CITIZENSHIP OR PLACE OF ORGANIZATION
     UNITED STATES
-------------------------------------------------------------------------------
  NUMBER OF SHARES           (7)  SOLE VOTING POWER
                                  1,578
    BENEFICIALLY             --------------------------------------------------
                             (8)  SHARED VOTING POWER
       OWNED                      563,600 Includes shares held of record by
                                  The Robertson Stephens Orphan Fund, L.P.,
                                  of which Robertson, Stephens & Company, Inc.
                                  is General Partner.  Also includes shares
                                  held of record by Robertson, Stephens &
                                  Company Investment Management, L.P.
                                  Robertson, Stephens & Company, Inc. is
                                  General Partner of Robertson, Stephens &
                                  Company Investment Management, L.P. Also
                                  includes shares held of record by Robertson,
                                  Stephens & Co., LLC, a registered broker
                                  dealer, which makes a market in the issuer.
                             --------------------------------------------------
     BY EACH                 (9 ) SOLE DISPOSITIVE POWER
                                  1,578
    REPORTING                --------------------------------------------------
                             (10) SHARED DISPOSITIVE POWER
   PERSON WITH                    563,600
-------------------------------------------------------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     565,178
-------------------------------------------------------------------------------
(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                 / /
-------------------------------------------------------------------------------
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     5.1%
-------------------------------------------------------------------------------
(14) TYPE OF REPORTING PERSON*
     IN
-------------------------------------------------------------------------------
*SEE INSTRUCTIONS BEFORE FILLING OUT! INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE
SIGNATURE ATTESTATION

-------------------------------------------------------------------------------
                                  SCHEDULE 13D
-------------------------------------------------------------------------------
          CUSIP No. 68381N105                 Page 10 of 19 Pages
-------------------------------------------------------------------------------
 (1) NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Kenneth R. Fitzsimmons
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                             (a)  / /

                             (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC USE ONLY

-------------------------------------------------------------------------------
 (4) SOURCE OF FUNDS*
     OO (Working Capital of Purchasing Funds) See Item 2.
-------------------------------------------------------------------------------
 (5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) OR 2(e)
                                 / /
-------------------------------------------------------------------------------
 (6) CITIZENSHIP OR PLACE OF ORGANIZATION
     UNITED STATES
-------------------------------------------------------------------------------
  NUMBER OF SHARES           (7)  SOLE VOTING POWER
                                  0
    BENEFICIALLY             --------------------------------------------------
                             (8)  SHARED VOTING POWER
       OWNED                      563,600 Includes shares held of record by
                                  The Robertson Stephens Orphan Fund, L.P.,
                                  of which Robertson, Stephens & Company, Inc.
                                  is General Partner.  Also includes shares
                                  held of record by Robertson, Stephens &
                                  Company Investment Management, L.P.
                                  Robertson, Stephens & Company, Inc. is
                                  General Partner of Robertson, Stephens &
                                  Company Investment Management, L.P. Also
                                  includes shares held of record by Robertson,
                                  Stephens & Co., LLC, a registered broker
                                  dealer, which makes a market in the issuer.
                             --------------------------------------------------
     BY EACH                 (9 ) SOLE DISPOSITIVE POWER
                                  0
    REPORTING                --------------------------------------------------
                             (10) SHARED DISPOSITIVE POWER
   PERSON WITH                    563,600
-------------------------------------------------------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     563,600
-------------------------------------------------------------------------------
(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                 / /
-------------------------------------------------------------------------------
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     5.1%
-------------------------------------------------------------------------------
(14) TYPE OF REPORTING PERSON*
     IN
-------------------------------------------------------------------------------
*SEE INSTRUCTIONS BEFORE FILLING OUT! INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE
SIGNATURE ATTESTATION

ITEM 1:   SECURITY AND ISSUER.

          This Schedule 13D is filed with respect to the Common Stock of Opta Food Ingredients Inc. (the "Company") 64 Sidney Street, Fifth Floor, Cambridge, MA 02139.

ITEM 2:   IDENTITY AND BACKGROUND.

          This Schedule 13D is filed on behalf of Robertson, Stephens & Company Investment Management, L.P. ("Investment Adviser"), Robertson, Stephens & Company, LLC ("RS&Co., LLC"), Robertson, Stephens & Company, Inc. ("RS&Co., Inc."), and Robertson, Stephens & Company, Inc.'s five shareholders, Messrs. Sanford R. Robertson, Paul H. Stephens, Michael G. McCaffery, G. Randy Hecht, and Kenneth R. Fitzsimmons.

          This Schedule 13D relates to the direct beneficial ownership in the shares of the Company held by The Robertson Stephens Orphan Offshore Fund, L.P. (Offshore), The Robertson Stephens MicroCap Growth Fund (MicroCap), The Robertson Stephens Global Low-Priced Stock Fund (Low-Priced), WIlliam L. Searle (Searle), DWS Associates (DWS), Inc., Louis B. Hager (Hager), Mary Thomas (Thomas), Alice Holbrook (Holbrook), Phillips Exeter Academy (Phillips), The Robertson Stephens Orphan Fund (Orphan), L.P., and the indirect beneficial ownership of Bayview Investors (Bayview), Ltd., and RS&Co., Inc. in the shares of the Company OSCI that RS&Co., Inc. may be deemed to beneficially own, are included in this Schedule 13D for protective disclosure purposes only, and shall not be deemed by their inclusion in this
Schedule 13D to have made any admission that any such person has any beneficial interest in such shares.

          Set forth below is the following information with respect to the persons signing this Schedule 13D: name; place of organization; address of principal business and office; principal business; information concerning criminal convictions during the past five years; and information concerning civil or administrative proceedings during the past five years with respect to any state or federal securities laws.

I.    (a)  Investment Adviser is a California Limited partnership.  The
           General Partner of Investment Adviser, is RS&Co., Inc.

      (b)  555 California Street, Suite 2600
           San Francisco, CA 94104

      (c)  Limited Partnership, Investment Banking.

II.   (a)  RS&Co., Inc. is a California Corporation.  RS&Co., Inc. is the
           General Partner of Investment Adviser, and the Robertson Stephens Orphan Fund, L.P.

      (b)  555 California Street, Suite 2600
           San Francisco, CA 94104

      (c)  Corporation, Investment Banking.

III.  (a)  RS&Co., LLC. is a Delaware Limited Liability Company.

      (b)  555 California Street, Suite 2600
           San Francisco, CA 94104

      (c)  Limited Liability Company, Broker-Dealer, Investment Banking

IV.   (a)  Paul H. Stephens.

      (b)  555 California Street, Suite 2600
           San Francisco, CA 94104

      (c) Paul H. Stephens is Managing Director and Chief Investment Officer, and a shareholder, of RS&Co., Inc.

      (d)  No convictions in criminal proceedings.

      (e)  No civil or administrative proceedings.

V.    (a)  Sanford R. Robertson.

      (b)  555 California Street, Suite 2600
           San Francisco, CA 94104

      (c) Sanford R. Robertson is the Chairman of, and a shareholder, of RS&Co., Inc.

      (d)  No convictions in criminal proceedings.

      (e)  No civil or administrative proceedings.

VI.   (a)  Michael G. McCaffery.

      (b)  555 California Street, Suite 2600
           San Francisco, CA 94104

      (c) Michael G. McCaffery is the President and Chief Executive Officer, and a shareholder, of RS&Co., Inc.

      (d)  No convictions in criminal proceedings.

      (e)  No civil or administrative proceedings.

VII.  (a)  G. Randy Hecht.

      (b)  555 California Street, Suite 2600
           San Francisco, CA 94104

      (c) G. Randy Hecht is the Executive Vice President, Chief Operating Officer, and a shareholder of RS&Co., Inc.

      (d)  No convictions in criminal proceedings.

      (e)  No civil or administrative proceedings.

VIII. (a)  Kenneth R. Fitzsimmons.

      (b)  555 California Street, Suite 2600
           San Francisco, CA 94104

      (c) Kenneth R. Fitzsimmons is the Managing Director, Director of Capital Markets, and a shareholder of RS&Co., Inc.

      (d)  No convictions in criminal proceedings.

      (e)  No civil or administrative proceedings.


IX.   (a)  Offshore is a Cayman Islands limited partnership.

      (b)  555 California Street, Suite 2600
           San Francisco, CA 94104

      (c)  investment in securities

X.    (a)  MicroCap is a Massachusetts Business Trust.

      (b)  555 California Street, Suite 2600
           San Francisco, CA 94104

      (c)  registered investment company

XI.   (a)  Low-Priced is a Massachusetts Business Trust

      (b)  555 California Street, Suite 2600
           San Francisco, CA 94104

      (c)  registered investment company

XII.  (a)  Searle

      (b)  555 California Street, Suite 2600
           San Francisco, CA 94104

      (c)  private trust

XIII. (a)  Hager

      (b)  555 California Street, Suite 2600
           San Francisco, CA 94104

      (c)  private trust

XIV.  (a)  Thomas

      (b)  555 California Street, Suite 2600
           San Francisco, CA 94104

      (c)  private trust

XV.   (a)  Holbrook

      (b)  555 California Street, Suite 2600
           San Francisco, CA 94104

      (c)  private trust

XVI.  (a)  Phillips

      (b)  555 California Street, Suite 2600
           San Francisco, CA 94104

      (c)  private trust

XVII. (a)  Orphan is a California limited partnership.  Investment Adviser and Bayview Investors, Ltd., are the general partners.

      (b)  555 California Street, Suite 2600
           San Francisco, CA 94104

      (c)  investments in securities


XVIII.(a)  Bayview Investors, Ltd., A California Limited Partnership.  The
           General Partner of Bayview Investors, Ltd. is Investment Adviser.

      (b)  555 California Street, Suite 2600
           San Francisco, CA 94104

      (c)  Limited Partnership, Investment Fund.


ITEM 3:    SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION:

           The securities with respect to which this Schedule 13D is filed were purchased by the Fund using working capital contributed by their respective partners.

ITEM 4:    PURPOSE OF TRANSACTION:

           The securities with respect to which this Schedule 13D is filed were purchased by the Fund in the ordinary course of investment and not with the intention nor effect of changing or influencing control of the Issuer. The reporting persons may sell all or part or acquire additional securities of the Issuer depending on market conditions and other economic factors.

ITEM 5:    INTEREST IN SECURITIES OF THE ISSUER.

           (a)(b) The aggregate number and percentage of the class of securities identified pursuant to Item 1 of this Schedule 13D that are beneficially owned by the persons listed in Item 2 are as follows:

                                                 No. of Shares
      Name of                                     Beneficially   Percentage of
      Beneficial Owner(1)                                Owned        Class(2)
      -------------------------------------------------------------------------

      Orphan                                           314,100            2.8%
      Offshore                                          70,000             .6%
      MicroCap                                          85,000             .8%
      Low-Priced                                        50,000             .5%
      Bayview Investors, Ltd.                          314,100            2.8%
      MicroCap                                          85,000            .08%
      Searle                                             7,000            .06%
      Thomas                                             3,800            .03%
      Holbrook                                           3,900            .04%
      DWS                                                6,900            .06%
      Phillips                                          17,300             .2%
      Hager                                              4,000            .04%
      Investment Adviser                               563,600            5.1%
      RS&Co., Inc.                                     563,600            5.1%
      RS&Co., LLC                                      563,600            5.1%
      Paul H. Stephens                                 564,000            5.1%
      Sanford R. Robertson                             569,892            5.2%
      Michael G. McCaffery                             565,156            5.1%
      G. Randy Hecht                                   563,578            5.1%
      Kenneth R. Fitzsimmons                           563,600            5.1%


(1) As noted in the cover pages, which are incorporated by reference, certain of the reporting parties may be deemed to have beneficial ownership of holdings of the Funds due to their management of portfolio investments for the Funds, or due to their ownership of entities which provide such management.

(2) Based on 11,077,635 shares as reported in Company's Quarterly Report on 10-Q for the quarter ended June 30, 1997, pursuant to Rule 13d-1(e).

      Robertson, Stephens & Company, LLC acts as a market maker in the Issuer's securities and from time to time in the ordinary course of business acquires securities of the Issuer.

      The following is a list of transactions that have occurred in the past 60 days:

Entity               Date         Shares       Price      Transaction
------               ----         ------       -----      -----------

Orphan Offshore      8/12/97      6,900        6.50       Open Market Buy
Fund
MicroCap Growth      8/29/97      8,700        5.63       Open Market Buy
Alice Holbrook       8/29/97      400          5.63       Open Market Buy
Louis B. Hager       8/29/97      400          5.63       Open Market Buy
DWS Associates       8/29/97      600          5.63       Open Market Buy
Mary Thomas          8/29/97      400          5.63       Open Market Buy
Phillips Exeter      8/29/97      1,600        5.63       Open Market Buy
Academy
William L. Searle    8/29/97      600          5.63       Open Market Buy
MicroCap Growth      9/03/97      10,000       5.90       Open Market Buy
MicroCap Growth      9/15/97      22,000       6.00       Open Market Buy
MicroCap Growth      9/17/97      10,000       5.75       Open Market Buy
MicroCap Growth      9/18/97      5,000        6.00       Open Market Buy


ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

          Please refer to Item 5.

ITEM 7.   MATERIAL TO BE FILED AS EXHIBITS.

          The following exhibits are filed herewith:

          Exhibit A - Agreement of Joint Filing

ITEM 8.   SIGNATURE PAGE.

          After reasonable inquiry and to the best of my knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated:    September 29, 1997


          ROBERTSON, STEPHENS & COMPANY INVESTMENT MANAGEMENT, L.P., A., A CALIFORNIA LIMITED PARTNERSHIP.*
          By   Robertson Stephens & Company Investment Management, L.P.
          By   Robertson, Stephens & Company, Inc.

          By:  Paul H. Stephens*
               --------------------------------------------------------
               Paul H. Stephens
               Managing Director and Chief Investment Officer

          ROBERTSON, STEPHENS & COMPANY, INC., A CALIFORNIA
          CORPORATION.*
          By   Robertson Stephens & Company Investment Management, L.P.
          By   Robertson, Stephens & Company, Inc.

          By:  Paul H. Stephens*
               --------------------------------------------------------
               Paul H. Stephens
               Managing Director and Chief Investment Officer


          ROBERTSON, STEPHENS & COMPANY, LLC, A DELAWARE LIMITED
          LIABILITY COMPANY.*
          By   Robertson Stephens & Company Investment Management, L.P.
          By   Robertson, Stephens & Company, Inc.

          By:  Paul H. Stephens*
               --------------------------------------------------------
               Paul H. Stephens
               Managing Director and Chief Investment Officer

          THE ROBERTSON STEPHENS ORPHAN OFFSHORE FUND, L.P., A CAYMAN ISLANDS LIMITED PARTNERSHIP.*
          By   Robertson Stephens & Company Investment Management, L.P.
          By   Robertson, Stephens & Company, Inc.

          By:  Paul H. Stephens*
               --------------------------------------------------------
               Paul H. Stephens
               Managing Director and Chief Investment Officer

          THE ROBERTSON STEPHENS MICROCAP GROWTH FUND, A
          MASSACHUSETTS BUSINESS TRUST.*
          By   Robertson Stephens & Company Investment Management, L.P.
          By   Robertson, Stephens & Company, Inc.

          By:  Paul H. Stephens*
               --------------------------------------------------------
               Paul H. Stephens
               Managing Director and Chief Investment Officer


          THE ROBERTSON STEPHENS GLOBAL LOW-PRICED STOCK FUND, A
          MASSACHUSETTS BUSINESS TRUST.*
          By   Robertson Stephens & Company Investment Management, L.P.
          By   Robertson, Stephens & Company, Inc.

          By:  Paul H. Stephens*
               --------------------------------------------------------
               Paul H. Stephens
               Managing Director and Chief Investment Officer

          WILLIAM L. SEARLE, A PRIVATE TRUST
          By   Robertson Stephens & Company Investment Management, L.P.
          By   Robertson, Stephens & Company, Inc.

          By:  Paul H. Stephens*
               --------------------------------------------------------
               Paul H. Stephens
               Managing Director and Chief Investment Officer


          DWS ASSOCIATES, INC., A PRIVATE TRUST
          By   Robertson Stephens & Company Investment Management, L.P.
          By   Robertson, Stephens & Company, Inc.

          By:  Paul H. Stephens*
               --------------------------------------------------------
               Paul H. Stephens
               Managing Director and Chief Investment Officer



          LOUIS BUSCH HAGER, JR., A PRIVATE TRUST
          By   Robertson Stephens & Company Investment Management, L.P.
          By   Robertson, Stephens & Company, Inc.

          By:  Paul H. Stephens*
               --------------------------------------------------------
               Paul H. Stephens
               Managing Director and Chief Investment Officer

          MARY THOMAS, A PRIVATE TRUST
          By   Robertson Stephens & Company Investment Management, L.P.
          By   Robertson, Stephens & Company, Inc.

          By:  Paul H. Stephens*
               --------------------------------------------------------
               Paul H. Stephens
               Managing Director and Chief Investment Officer


          ALICE HOLBROOK, A PRIVATE TRUST
          By   Robertson Stephens & Company Investment Management, L.P.
          By   Robertson, Stephens & Company, Inc.

          By:  Paul H. Stephens*
               --------------------------------------------------------
               Paul H. Stephens
               Managing Director and Chief Investment Officer


          PHILLIPS EXETER ACADEMY, A PRIVATE TRUST
          By   Robertson Stephens & Company Investment Management, L.P.
          By   Robertson, Stephens & Company, Inc.

          By:  Paul H. Stephens*
               --------------------------------------------------------
               Paul H. Stephens
               Managing Director and Chief Investment Officer

          THE ROBERTSON STEPHENS ORPHAN FUND, L.P., A CALIFORNIA LIMITED PARTNERSHIP.*
          By   Robertson Stephens & Company Inc.

          By:  Paul H. Stephens*
               --------------------------------------------------------
               Paul H. Stephens
               Managing Director and Chief Investment Officer



          BAYVIEW INVESTORS LTD., A CALIFORNIA LIMITED PARTNERSHIP.*
          By   Robertson Stephens & Company Investment Management, L.P.
          By   Robertson Stephens & Company, Inc.

          By:  Paul H. Stephens*
               --------------------------------------------------------
               Paul H. Stephens
               Managing Director and Chief Investment Officer



          By:  Paul H. Stephens*
               --------------------------------------------------------
               Paul H. Stephens
               Managing Director and Chief Investment Officer

               Sanford R. Robertson*
               --------------------------------------------------------
               Sanford R. Robertson



               Michael G. McCaffery*
               --------------------------------------------------------
               Michael G. McCaffery



               G. Randy Hecht*
               --------------------------------------------------------
               G. Randy Hecht



               Kenneth R. Fitzsimmons*
               --------------------------------------------------------
               Kenneth R. Fitzsimmons




*By
         ----------------------------------
         Robert C. Greenwood
         Pursuant to Power of Attorney
         Previously Filed

                                  EXHIBIT A

                          AGREEMENT OF JOINT FILING

          The undersigned hereby agree that they are filing jointly pursuant to Rule 13d-1(f)(1) of the Act of the Statement dated September 29, 1997 containing the information required by Schedule 13D, for the Common Stock of Opta Food Ingredients held by The Robertson Stephens Orphan Fund, L.P., Bayview Investors Ltd., Robertson, Stephens & Company Investment Management, L.P., and Robertson, Stephens & Company Investment Management, Inc.

Date:    September 29, 1997



          ROBERTSON, STEPHENS & COMPANY INVESTMENT MANAGEMENT, L.P., A., CALIFORNIA LIMITED PARTNERSHIP.*
          By   Robertson Stephens & Company Investment Management, L.P.
          By   Robertson, Stephens & Company, Inc.

          By:  Paul H. Stephens*
               --------------------------------------------------------
               Paul H. Stephens
               Managing Director and Chief Investment Officer

          ROBERTSON, STEPHENS & COMPANY, INC., A CALIFORNIA CORPORATION.*
          By   Robertson Stephens & Company Investment Management, L.P.
          By   Robertson, Stephens & Company, Inc.

          By:  Paul H. Stephens*
               --------------------------------------------------------
               Paul H. Stephens
               Managing Director and Chief Investment Officer


          ROBERTSON, STEPHENS & COMPANY, LLC, A DELAWARE LIMITED
          LIABILITY COMPANY.*
          By   Robertson Stephens & Company Investment Management, L.P.
          By   Robertson, Stephens & Company, Inc.

          By:  Paul H. Stephens*
               --------------------------------------------------------
               Paul H. Stephens
               Managing Director and Chief Investment Officer

          THE ROBERTSON STEPHENS ORPHAN OFFSHORE FUND, L.P., A CAYMAN ISLANDS LIMITED PARTNERSHIP.*
          By   Robertson Stephens & Company Investment Management, L.P.
          By   Robertson, Stephens & Company, Inc.

          By:  Paul H. Stephens*
               --------------------------------------------------------
               Paul H. Stephens
               Managing Director and Chief Investment Officer





          THE ROBERTSON STEPHENS MICROCAP GROWTH FUND, A MASSACHUSETTS BUSINESS TRUST.*
          By   Robertson Stephens & Company Investment Management, L.P.
          By   Robertson, Stephens & Company, Inc.

          By:  Paul H. Stephens*
               --------------------------------------------------------
               Paul H. Stephens
               Managing Director and Chief Investment Officer



          THE ROBERTSON STEPHENS GLOBAL LOW-PRICED STOCK FUND, A
          MASSACHUSETTS BUSINESS TRUST.*
          By   Robertson Stephens & Company Investment Management, L.P.
          By   Robertson, Stephens & Company, Inc.

          By:  Paul H. Stephens*
               --------------------------------------------------------
               Paul H. Stephens
               Managing Director and Chief Investment Officer

          WILLIAM L. SEARLE, A PRIVATE TRUST
          By   Robertson Stephens & Company Investment Management, L.P.
          By   Robertson, Stephens & Company, Inc.

          By:  Paul H. Stephens*
               --------------------------------------------------------
               Paul H. Stephens
               Managing Director and Chief Investment Officer


          DWS ASSOCIATES, INC., A PRIVATE TRUST
          By   Robertson Stephens & Company Investment Management, L.P.
          By   Robertson, Stephens & Company, Inc.

          By:  Paul H. Stephens*
               --------------------------------------------------------
               Paul H. Stephens
               Managing Director and Chief Investment Officer

          LOUIS BUSCH HAGER, JR., A PRIVATE TRUST
          By   Robertson Stephens & Company Investment Management, L.P.
          By   Robertson, Stephens & Company, Inc.

          By:  Paul H. Stephens*
               --------------------------------------------------------
               Paul H. Stephens
               Managing Director and Chief Investment Officer


          MARY THOMAS,  A PRIVATE TRUST
          By   Robertson Stephens & Company Investment Management, L.P.
          By   Robertson, Stephens & Company, Inc.

          By:  Paul H. Stephens*
               --------------------------------------------------------
               Paul H. Stephens
               Managing Director and Chief Investment Officer


          ALICE HOLBROOK, A PRIVATE TRUST
          By   Robertson Stephens & Company Investment Management, L.P.
          By   Robertson, Stephens & Company, Inc.

          By:  Paul H. Stephens*
               --------------------------------------------------------
               Paul H. Stephens
               Managing Director and Chief Investment Officer


          PHILLIPS EXETER ACADEMY, A PRIVATE TRUST
          By   Robertson Stephens & Company Investment Management, L.P.
          By   Robertson, Stephens & Company, Inc.

          By:  Paul H. Stephens*
               --------------------------------------------------------
               Paul H. Stephens
               Managing Director and Chief Investment Officer

          THE ROBERTSON STEPHENS ORPHAN FUND, L.P., A CALIFORNIA LIMITED PARTNERSHIP.*
          By   Robertson Stephens & Company, Inc.

          By:  Paul H. Stephens*
               --------------------------------------------------------
               Paul H. Stephens
               Managing Director and Chief Investment Officer



          BAYVIEW INVESTORS LTD., A CALIFORNIA LIMITED PARTNERSHIP.*
          By   Robertson Stephens & Company Investment Management, L.P.
          By   Robertson Stephens & Company, Inc.

          By:  Paul H. Stephens*
               --------------------------------------------------------
               Paul H. Stephens
               Managing Director and Chief Investment Officer






*By
         ----------------------------------
         Robert C. Greenwood
         Pursuant to Power of Attorney
         Previously Filed